New York Mortgage Trust, Inc.

90 Park Avenue

New York, New York 10016

(212) 792-0107

August 1, 2024

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-3561

Attention:	Catherine De Lorenzo
Office of Real Estate & Construction

Re:	New York Mortgage Trust, Inc.
Registration Statement on Form S-3 (SEC File No. 333-281046)

Dear Catherine De Lorenzo:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, New York Mortgage Trust, Inc. (the “Company”) hereby requests acceleration of effectiveness of the above-captioned Registration Statement to 4:30 p.m., Eastern time, on August 5, 2024 or as soon thereafter as practicable.

The Company requests that it be notified of such effectiveness by a telephone call to Christopher Green of Vinson & Elkins L.L.P. at (202) 639-6521.

Thank you for your attention to this matter.

[Signature page follows]

Very truly yours,

New York Mortgage Trust, Inc.

		By:	/s/ Kristine R. Nario-Eng
Name: Kristine R. Nario-Eng
Title: Chief Financial Officer

cc:	Christopher C. Green, Vinson & Elkins L.L.P.

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